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
                                                                                                EXHIBIT 20
FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS
-------------------------------------------------------

Combined Balance Sheets


Unaudited (In thousands, except shares)                                              June 30,    December 31,
                                                                                      1999           1998
                                                                                   ---------     -----------
ASSETS
Investments in real estate
  Land                                                                             $ 101,800       $ 130,340
  Buildings and improvements                                                         482,717         676,519
                                                                                   ---------       ---------
                                                                                     584,517         806,859
  Less - Accumulated depreciation                                                   (105,632)       (165,357)
                                                                                   ---------       ---------
    Total investments in real estate                                                 478,885         641,502

Investment in joint venture                                                            1,749           1,722

Mortgage loans and notes receivable                                                    8,428           5,508

Other assets
  Cash and cash equivalents - unrestricted                                            19,912          28,654
                            - restricted                                              16,138          16,526
  Accounts receivable and prepayments                                                  8,872          21,809
  Inventory                                                                            2,513           2,798
  Goodwill, net                                                                       43,852          45,379
  Management and lease agreements, net                                                   706           1,852
  Deferred charges and other, net                                                      5,985           6,864
  Unamortized debt issue costs                                                         4,142           7,758
  Other                                                                                6,641           6,312
                                                                                   ---------       ---------
    Total assets                                                                   $ 597,823       $ 786,684
                                                                                   =========       =========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
  Mortgage loans                                                                   $ 294,148       $ 345,042
  Notes payable                                                                       12,308          94,996
  Senior notes                                                                        12,538          12,538
  Bank loans                                                                          22,650         125,821
  Accounts payable and accrued liabilities                                            35,519          42,659
  Deferred obligations                                                                10,591          10,602
  Deferred income                                                                      2,285           3,283
                                                                                   ---------       ---------
    Total liabilities                                                                390,039         634,941
                                                                                   ---------       ---------

Minority interest                                                                        460           1,047

Shareholders' equity
  Preferred shares of beneficial interest, $25 liquidation preference,
    2,300,000 shares authorized and 1,349,000 outstanding                             31,737          31,737
  Shares of beneficial interest, $1 par, unlimited authorization, outstanding         43,943          31,416
  Paid-in capital                                                                    224,651         190,679
  Undistributed loss from operations                                                (105,970)       (115,968)
  Undistributed capital gains                                                         14,949          14,949
  Accumulated other comprehensive income
    Foreign currency translation adjustment                                           (1,986)         (2,117)
                                                                                   ---------       ---------
    Total shareholders' equity                                                       207,324         150,696
                                                                                   ---------       ---------
                                                                                   $ 597,823       $ 786,684
                                                                                   =========       =========
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
                                                                                                                Exhibit 20
Combined Statements of Operations


Unaudited (In thousands, except per share data)                             Three Months Ended           Six Months Ended
                                                                                  June 30,                    June 30,
                                                                          -----------------------     -----------------------
                                                                                        Restated                    Restated
                                                                            1999          1998          1999          1998

                                                                          ---------     ---------     ---------     ---------
Revenues
  Rents                                                                   $  77,714     $  80,678     $ 156,593     $ 159,782
  Interest - Mortgage loans                                                     115           356           230           975
               - Short-term investments                                         367           455           601           684
               - Investments                                                                  110                         300
  Equity in income from joint venture                                            17            11            27            35
  Management fees                                                                68            80           162           178
  Other income                                                                   67           157           148           247
                                                                          ---------     ---------     ---------     ---------
                                                                             78,348        81,847       157,761       162,201
                                                                          ---------     ---------     ---------     ---------

Expenses
  Property operating                                                         54,780        56,006       110,166       113,292
  Real estate taxes                                                           2,886         3,068         6,046         6,066
  Depreciation and amortization                                               8,309         7,664        17,798        15,220
  Interest - Mortgage loans                                                   6,751         7,124        14,003        13,992
               - Notes payable                                                1,593                       4,132
               - Senior notes                                                   278         2,218           556         4,437
               - Bank loans and other                                         1,880         4,005         4,985         6,820
  General and administrative                                                  4,403        17,576         8,126        21,013
  Foreign currency (gain) loss                                                 (405)        1,563          (738)        1,386
  Litigation and proxy expenses                                                             3,917                       4,848
  Unrealized loss on carrying value of assets identified for disposition      9,000                       9,000
                                                                          ---------     ---------     ---------     ---------
                                                                             89,475       103,141       174,074       187,074
                                                                          ---------     ---------     ---------     ---------
Loss before capital gains                                                   (11,127)      (21,294)      (16,313)      (24,873)
   Capital gains                                                             27,265        10,218        27,788        10,218

                                                                          ---------     ---------     ---------     ---------
Net income (loss ) before preferred dividend                                 16,138       (11,076)       11,475       (14,655)
  Preferred dividend                                                           (708)         (708)       (1,416)       (1,583)
                                                                          ---------     ---------     ---------     ---------
Net income (loss ) applicable to shares of beneficial interest            $  15,430     $ (11,784)    $  10,059     $ (16,238)
                                                                          =========     =========     =========     =========

Per share data

Basic weighted average shares                                                37,582        31,017        34,536        30,128
Stock options, treasury method                                                                                              1
Restricted shares, treasury method                                                            14                           95
                                                                          ---------     ---------     ---------     ---------
Diluted weighted average shares                                              37,582        31,031        34,536        30,224
                                                                          ---------     ---------     ---------     ---------


Loss applicable to shares of beneficial interest before capital gain      $    (.31)    $    (.71)    $    (.51)    $    (.88)
                                                                          =========     =========     =========     =========
Net income (loss) applicable to shares of beneficial interest, basic
 and diluted                                                              $     .41     $    (.38)    $     .29     $    (.54)
                                                                          =========     =========     =========     =========

Combined Statements of Comprehensive Income

Net income (loss)                                                         $  15,430     $ (11,784)    $  10,059     $ (16,238)

Other comprehensive income
   Foreign currency translation adjustment                                       (8)         (289)          131          (300)
                                                                          ---------     ---------     ---------     ---------

Comprehensive income (loss)                                               $  15,422     $ (12,073)    $  10,190     $ (16,538)
                                                                          =========     =========     =========     =========

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

                                                                                                           Exhibit 20

Combined Statements of Changes in Cash

(In thousands)                                                          Three Months               Six Months
                                                                       Ended June 30,             Ended June 30,
                                                                 -----------------------     -----------------------
                                                                                Restated                    Restated
                                                                    1999          1998          1999           1998
                                                                 ---------     ---------     ---------     ---------
Cash provided by operations
  Net income (loss) before preferred dividend                    $  16,138     $ (11,076)    $  11,475     $ (14,655)
  Adjustments to reconcile net income (loss) before preferred dividend to net cash provided by operations --
      Depreciation and amortization                                  8,309         7,664        17,798        15,220
      Capital gains, net                                           (27,265)      (10,218)      (27,788)      (10,218)
      Unrealized loss on carrying value of assets
        identified for disposition A61                               9,000                       9,000
      Foreign currency (gain) loss                                    (405)        1,563          (738)        1,386
      Vesting of restricted shares                                                 5,304                       5,304
      Increase in deferred charges and other, net                     (261)         (254)         (649)       (1,234)
      Decrease in deferred income                                      474          (274)         (998)       (1,296)
      Decrease in deferred obligations                                  (6)           (5)          (11)          (10)
      Net changes in other assets and liabilities                    1,347         2,866         3,918        11,064
                                                                   -------        ------       -------        ------
        Net cash provided by operations                              7,331        (4,430)       12,007         5,561
                                                                   -------        ------       -------        ------

Cash provided by (used for) investing
  Repayment of mortgage investment and note receivable                            18,839                      25,045
  Principal received from mortgage investments                          13            31            28           113
  Proceeds from sale of properties                                 112,172         6,042       123,264         6,042
  Purchase of investments                                                         (1,635)                     (1,781)
  Investments in properties                                                         (374)                    (60,814)
  Investments in capital and tenant improvements                    (1,831)       (6,976)       (3,692)      (14,238)
  Investments in Impark                                                          (11,195)                    (11,195)
  Deposit for property acquisitions                                                  (40)                       (720)
  Sale of investments                                                             13,520                      13,520
                                                                   -------        ------       -------        ------
        Net cash provided by (used for) investing                  110,354        18,212       119,600       (44,028)
                                                                   -------        ------       -------        ------

Cash (used for) provided by financing
  Decrease in short-term loans                                     (91,828)      (35,162)     (104,036)       25,371
  Increase in mortgage loans                                                      30,000                      30,000
  Decrease in note payable                                         (66,729)                    (77,821)
  Repayment of mortgage loans - Normal payments                       (898)         (981)       (1,901)       (1,927)
  Sale of hedge agreement                                                            825                         825
  Purchase of First Union shares                                                  (1,829)         (233)       (1,829)
  Sale and employee option exercises of First Union shares          46,654         2,594        46,654         2,995
  Debt issue costs paid                                               (634)         (852)       (1,979)         (960)
  Dividends paid to shares of beneficial interest                                 (3,478)                     (6,577)
  Dividends paid to preferred shares of beneficial interest           (708)         (709)       (1,416)       (1,916)
                                                                   -------        ------       -------        ------
        Net cash (used for) provided by financing                 (114,143)       (9,592)     (140,732)       45,982
                                                                   -------        ------       -------        ------
Increase (decrease) in cash and cash equivalents                     3,542         4,190        (9,125)        7,515
Cash and cash equivalents at beginning of period                    32,508        20,189        45,175        16,864
                                                                   -------        ------       -------        ------
Cash and cash equivalents at end of period                       $  36,050     $  24,379     $  36,050     $  24,379
                                                                   =======        ======       =======        ======

Notes to the Combined Financial Statements
------------------------------------------

       The registrant sold a shopping center in February 1999 for $21.6 million resulting in net proceeds of $9.3 million after assumption of $11.5 million of mortgage debt by the purchaser and a capital gain of $.3 million. Additionally, the registrant sold an office building in March 1999 for $1.8 million in net proceeds.

       Also, the registrant in May 1999 sold eight apartment complexes for $86 million resulting in net proceeds of $46.7 million after the assumption of $37.5 million debt by the purchaser. The capital gain recognized from the sale of the apartment complexes was $8.7 million. Additionally, in May and June 1999 the registrant sold five shopping malls and a strip shopping center for $59.4 million resulting in net proceeds of $57.8 million an capital gains of $18.6 million. The registrant also sold an office building, parking lot and shopping mall in the second quarter of 1999 for $8.1 million resulting in $7.7 million of net proceeds.

       In May 1998, the registrant sold its investment in the land beneath the Huntington Building in Cleveland, Ohio for $6.0 million resulting in a capital gain of $1.7 million. Additionally, an $18.9 million mortgage investment secured by the Huntington Building was repaid in 1998 resulting in the recognition of a $7.7 million capital gain which was deferred when the building was sold in 1982 since the registrant received the mortgage note as consideration. In June 1998, the registrant sold a forward exchange agreement resulting in a gain of $.8 million. The forward exchange contract was purchased to protect the registrant from foreign currency fluctuations resulting from notes issued in conjunction with the acquisition of Impark.

     As a result of the registrant signing a contract in July 1999 for the sale of six shopping malls, a $9 million impairment loss was recorded as of June 30, 1999 as the sales price was below the net book value of these properties.

     The registrant adopted EITF 98-9 "Accounting for Contingent Rent in Interim Financial Periods" in the third quarter of 1998. Consequently percent rent recorded for the first quarter and six months of 1999 decreased by $.5 million and $1 million, respectively when compared to the same periods of 1998.

     The registrant restated its 1998 combined financial statements as a result of changing the estimated useful lives used to calculate depreciation expense.

     The registrant and Impark have paid $2.2 million in severance payments durng the first six months of 1999. These payments, which had been accrued in 1998, reduced the severance accrual from $5.1 million at December 31, 1998 to $3 million at June 30, 1999.